Exhibit 99.3
AMENDMENT TO
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
2004 EMPLOYEE STOCK PURCHASE PLAN
(AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2022)

WHEREAS, Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company”) maintains the Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan (as amended and restated, the “Plan”); and
WHEREAS, pursuant to Section 22.1(a) thereof, the Board of Directors of the Company (the “Board of Directors”) may amend the Plan at any time to increase the total number of shares of the Company’s Common Stock that may be purchased by all Participants, subject to the approval of the Company’s stockholders.
NOW, THEREFORE, pursuant to its authority under Article 22 of the Plan, the Board of Directors hereby amends the Plan as follows, effective as of June 6, 2023 (the “Amendment Effective Date”), subject to approval of the stockholders of the Company:

1.    Article 4 of the Plan is hereby amended and restated in its entirety to read as follows:

“There shall be 50,000,000 shares of Common Stock reserved for issuance to and purchase by Participants under the Plan. Such share reserve includes (i) the 40,000,000 shares of Common Stock previously reserved for issuance under the Plan (after giving effect to the two-for-one stock split of Common Stock that occurred on March 10, 2014), plus (ii) an increase of 10,000,000 shares of Common Stock approved by the Board of Directors on April 17, 2023, subject to stockholder approval at the Company’s 2023 Annual Meeting of Stockholders. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company. Shares of Common Stock subject to any unexercised portion of any terminated option may again be granted under the Plan.”
2.    This Amendment shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law.

3.    All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Plan as of the Amendment Effective Date.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ CARRIE RYAN
Name:	Carrie Ryan
Title:	Assistant Secretary